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                                                                       EXHIBIT 5

October 31, 2001

National Rural Utilities Cooperative
  Finance Corporation
2201 Cooperative Way
Herndon, Virginia 20171

Dear Sirs:

We have acted as special counsel for National Rural Utilities Cooperative Finance Corporation ("CFC") in connection with the proposed issuance in one or more series from time to time, directly to purchasers or through agents or underwriters to be designated from time to time, of Collateral Trust Bonds (the "Bonds"), such Bonds to be issued under an Indenture dated as of February 15, 1994 (the "Indenture"), between CFC and U.S. Bank National Association, as successor trustee, as contemplated in CFC's Registration Statement filed on Form S-3 on the date hereof pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). We submit this opinion for use as Exhibit 5 to the Registration Statement and hereby consent to the use of this opinion in the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Prospectus.

We have investigated the corporate status of CFC and have examined the corporate proceedings authorizing the creation and issuance of the Bonds.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Bonds, when duly authorized and executed by CFC and authenticated by or on behalf of the Trustee pursuant to the terms of the Indenture, and issued for value in accordance with the terms of the Indenture and applicable resolutions of the Board of Directors of CFC, will be the validly issued, binding obligations of CFC.

                                          Very truly yours,

                                          Milbank, Tweed, Hadley & McCloy LLP